Exhibit 16

April 28, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Patient Infosystems, Inc.'s Form 8-K dated April 21, 2004 and have the following comments:

1. We agree with the statements made in paragraphs a,c,and d.

2. We have no basis on which to agree or disagree with the statements made in paragraph b.

Yours truly,

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Rochester, New York